EXHIBIT 2.1.2

SECOND AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of this 20th day of February, 2003, by and among Micro Therapeutics, Inc, a Delaware corporation (the “Company”) and a majority-in-interest of the investors party to the Securities Purchase Agreement (as defined below) (each an “Investor” and collectively, the “Investors”).

W I T N E S S E T H

WHEREAS, on September 3, 2002, the Company and Micro Investment, LLC, a Delaware limited liability company (“Micro LLC”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement) pursuant to which Micro LLC agreed to purchase certain shares of Common Stock;

WHEREAS, on September 30, 2002, the Company, Micro LLC and certain other persons named therein (the “Additional Investors”) entered into a Joinder Agreement and First Amendment to Securities Purchase Agreement (the “First Amendment”) pursuant to which the Additional Investors agreed to purchase certain shares of the Company’s Common Stock in the second closing of the transactions contemplated in the Securities Purchase Agreement (the “Second Closing”);

WHEREAS, William McLain, an Additional Investor, is obligated to purchase 7,184 shares of Common Stock in the Second Closing (the “McLain Shares”);

WHEREAS, Mr. McLain no longer desires to purchase the McLain Shares and the Company desires to relive Mr. McLain of his obligation to purchase such shares;

WHEREAS, Micro LLC desires to purchase the McLain Shares in the Second Closing;

WHEREAS, Section 8.6 of the Securities Purchase Agreement provides that the Securities Purchase Agreement may be amended by the Company and a majority-in-interest of the Investors; and

WHEREAS, the Company and a majority-in-interest of the Investors desire to amend the Securities Purchase Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows.

1. Amendment to Schedule 1.1(b). Schedule 1.1(b) of the Securities Purchase Agreement is hereby amended in its entirety to conform to Schedule 1.1(b) hereto.

2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

3. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Securities Purchase Agreement shall remain in full force and effect in accordance with their respective terms.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any contrary result otherwise required by conflict or choice of law rules.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MICRO THERAPEUTICS, INC.

By:	/s/ Thomas Wilder, III
Name: Thomas Wilder, III Title: President

INVESTORS: MICRO INVESTMENT, LLC

By:	Warburg, PincusEquity Partners, L.P., Managing Member

By:	Warburg, Pincus & Co.,
General Partner

By:	/s/ Elizabeth H. Weatherman
Name: Elizabeth H. Weatherman Title: Partner

/s/ Kim Blickenstaff
Kim Blickenstaff

/s/ Harold Hurwitz
Harold Hurwitz

/s/ William McLain
William McLain

/s/ Karen Davis
Karen Davis

SPECIAL SITUATIONS FUND III, L.P.

By:	/s/ Austin Marxe
Name: Austin Marxe Title: Managing Director

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:	/s/ Austin Marxe
Name: Austin Marxe Title: Managing Director

Schedule 1.1(b)

to Second Amendment to Securities Purchase Agreement

Second Closing

Investor Name and Address	Number of Shares

Micro Investment, LLC c/o Warburg, Pincus Equity Partners, L.P. 466 Lexington Avenue New York, NY 10017 Facsimile: (212) 716-5068 Attention: Elizabeth H. Weatherman	10,130,365

Special Situations Fund III, L.P. 153 East 53rd Street Floor 55 New York, NY 10022 Facsimile: Attention:	126,737

Special Situations Cayman Fund, L.P. 153 East 53rd Street Floor 55 New York, NY 10022 Facsimile: Attention:	42,246

Kim Blickenstaff 11158 Rolling Hills Drive El Cajon, California 92920	34,486

Harold Hurwitz 21 Lexington Irvine, California 92620	8,622

Karen Davis 505 Begonia Corona Del Mar, California 92625	3,449

Total	10,345,905